As filed with the Securities and Exchange Commission on October 31, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
___________________

INTERNATIONAL BUSINESS MACHINES
CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-0871985 (I.R.S. Employer Identification No.)

New Orchard Road Armonk, New York 10504 (Address of Principal Executive Offices) ___________________
Internet Security Systems, Inc. Restated 1995 Stock Incentive Plan, as amended Internet Security Systems, Inc. 2005 Stock Incentive Plan, as amended (Full Title of the Plan) ___________________
Andrew Bonzani, Esq.
Vice President, Assistant General Counsel and Assistant Secretary
International Business Machines Corporation
Armonk, New York 10504
(914) 499-1900
(Name, address and telephone number, including area code, of agent for service)

___________________ Copies to: Scott A. Barshay, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.20 per share	1,042,285 [1]	$73.14 [2]	$76,232,724.90 [2]	$8,156.90
[1]Based on the number of shares subject to outstanding options under the stock option plans listed above as of October 27, 2006, divided by a conversion factor to reflect the number of shares of IBM Common Stock for which such options are exercisable pursuant to the Agreement and Plan of Merger dated as of August 23, 2006, among IBM, Aegis Acquisition Corp. and Internet Security Systems, Inc. (the “Merger Agreement”).
[2] Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of the weighted average exercise price of the outstanding options under the stock option plan listed above as of October 27, 2006, multiplied by a conversion factor to reflect the price at which such options could be exercised to purchase IBM Common Stock pursuant to the Merger Agreement.

Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of IBM Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional common stock.

INTRODUCTORY STATEMENT

On August 23, 2006, International Business Machines Corporation (“IBM”), Aegis Acquisition Corp. (“Aegis”) and Internet Security Systems, Inc. (“ISS”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Aegis merged with and into ISS on October 20, 2006, with ISS being the surviving corporation and thereby becoming a wholly-owned subsidiary of IBM.

The Merger Agreement provides that at the effective time of the merger, the terms of each outstanding unvested option to acquire shares of ISS common stock granted under the Internet Security Systems, Inc. Restated 1995 Stock Incentive Plan, as amended and the Internet Security Systems, Inc. 2005 Stock Incentive Plan, as amended (together, the “ISS Plans”), will be converted into an option to acquire, on the same terms and conditions, a number of shares of IBM common stock in an amount and at an exercise price based on the formulae set forth in the Merger Agreement.

The Merger Agreement also provides that at the effective time of the merger, the terms of each outstanding ISS restricted stock unit granted under the ISS Plans will be converted into a number of IBM restricted stock units, subject to the same terms and conditions (other than with respect to performance-based vesting) as the old ISS restricted stock units, based on the formulae set forth in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed a part hereof:

(a) The Annual Report of IBM on Form 10-K for the fiscal year ended December 31, 2005, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).
(b) All other reports filed by IBM pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005.
(c) The description of IBM’s common stock contained in IBM’s registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the IBM common stock, par value $.20 per share, offered hereby has been passed upon by Andrew Bonzani, Vice President, Assistant General Counsel and Assistant Secretary of IBM. As of October 31, 2006, Mr. Bonzani beneficially owns shares of IBM common stock, par value $.20 per share, and options to purchase shares of IBM common stock, par value $.20 per share.

Item 6. Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

“The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person’s testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be ‘permitted’ within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time.”

The Certificate of Incorporation of IBM (Article Eleven) provides the following:

“Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to, such corporation’s interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of IBM (incorporated by reference to Exhibit (3)(i) to Form 8-K filed April 28, 1999)
5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary, regarding the legality of the securities being issued
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on the 31st day of October, 2006.

INTERNATIONAL BUSINESS MACHINES CORPORATION, By: /s/ Andrew Bonzani Name: Andrew Bonzani, Esq. Title: Vice President, Assistant General Counsel and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 31st day of October, 2006.

Signature	Title
* Samuel J. Palmisano	Chairman, President and Chief Executive Officer (Principal Executive Officer)
* Mark Loughridge	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
* Timothy S. Shaughnessy	Vice President and Controller (Controller)
* Cathleen Black	Director
* Kenneth I. Chenault	Director
* Juergen Dormann	Director
* Michael L. Eskew	Director
* Shirley Ann Jackson	Director

* Minoru Makihara	Director
* Lucio A. Noto	Director
* James W. Owens	Director
* Joan E. Spero	Director
* Sidney Taurel	Director
* Charles M. Vest	Director
* Lorenzo H. Zambrano	Director
* The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as Exhibit 24.1 to this Registration Statement.

By:   /s/ Andrew Bonzani
Andrew Bonzani, Esq.
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.
4.1	Certificate of Incorporation of IBM (incorporated by reference to Exhibit (3)(i) to Form 8-K filed April 28, 1999)
5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary, regarding the legality of the securities being issued
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney